EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of March 8, 2005 (the "Effective Date") between Transaction Systems Architects, Inc., a Delaware corporation (the "Company"), and Philip G. Heasley ("Executive").

                                    RECITALS:


         WHEREAS, the Company desires to employ Executive as the President and Chief Executive Officer of the Company, and Executive desires to accept employment as the President and Chief Executive Officer of the Company;

         WHEREAS, as of the Effective Date, the Company shall employ Executive on the terms and conditions set forth in this Agreement, and Executive shall be retained and employed by the Company to perform such services under the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

 1. Certain Definitions. Certain words or phrases with initial capital letters not otherwise defined herein shall have the meanings set forth in Section 8 hereof.

 2. Employment. The Company shall employ Executive, and Executive accepts employment with the Company as of the Effective Date, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 5 hereof (the "Employment Period").

 3.      Position and Duties.

         (a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Board of Directors of the Company (the "Board") to provide oversight and direction with respect to such duties, responsibilities and authority, either generally or in specific instances and consistent with such position. So long as Executive is the President and Chief Executive Officer of the Company, the Board will nominate Executive to serve as a member of the Board.

         (b)   Executive shall report to the Board.

         (c) During the Employment Period, Executive shall devote Executive's best efforts and Executive's full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates. Executive shall perform Executive's duties and responsibilities to the best of Executive's abilities in a diligent, trustworthy, business-like and efficient manner. During the Employment Period, Executive may not serve as a director or a principal of another company without the Board's prior consent.

         (d) Executive shall perform Executive's duties and responsibilities principally in the metropolitan area of the Company's headquarters.

         (e) Within six months of entering into this Agreement (or within such longer time period as may be determined by the Board under compelling circumstances), Executive shall acquire through purchase on the NASDAQ National Market System at least 100,000 shares (the "Threshold Ownership") of the Company's common stock. Once Executive meets the Threshold Ownership, he shall at all times during the Initial Employment Period (as defined in Section 5 below) continue to meet the Threshold Ownership.

 4.      Compensation and Benefits.

         (a) Salary. The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company's payroll practices as may be in effect from time to time. Executive's salary during the Initial Employment Period (as defined in Section 5) shall be at the rate of $500,000 per year ("Base Salary"). For any renewal periods as set forth in Section 5(b) below, the amount of the Executive's Base Salary will be mutually agreed to by the Board and Executive. Notwithstanding the foregoing, the Board may decrease Executive's Base Salary only if, as a result of a reasonable business judgement of the Board, there is an across-the-board salary reduction for all executive level management employees of the Company. If there is any modification to the Base Salary as defined herein, "Base Salary" in this Agreement will refer to such modified Base Salary.

         (b)   Bonus.

               (i) Executive will be entitled to an annual targeted bonus of $500,000, based on the achievement of performance criteria to be mutually determined by Executive and the Board. This bonus will be pro-rated based on the number of full fiscal quarters that the Executive is employed with the Company during fiscal year 2005 (i.e., Executive will be entitled to a targeted bonus for fiscal year 2005 of $250,000) and any earned bonus will be payable to Executive in a lump sum after the end of the fiscal year.

               (ii) Following fiscal year 2005 and during the Initial Employment Period, Executive will be eligible for a bonus under the Company's Management Incentive Compensation Plan (or any successor plan), with a targeted annual bonus of $500,000 and with such performance criteria as are approved by the Board for each fiscal year. During any renewal period as set forth in Section 5(b) below, Executive's bonus will be mutually agreed to by the Board and Executive.

         (c) Stock Options. In connection with Executive's entering into employment with the Company, Executive will receive a stock option grant with respect to 1,000,000 shares of the Company's common stock under the Company's 2005 Equity and Performance Incentive Plan. The terms and conditions for the grant shall be as set forth in the stock option agreement attached hereto as Exhibit A.

         (d) Prior Equity Awards. To the extent that Executive is required to forfeit unvested equity awards (the "Prior Awards") granted to him by Fidelity National Financial, Inc. ("FNF") as a result of his resignation from the Board of Directors of FNF, the Company shall pay to Executive the lost economic value of such Prior Awards, as such value is mutually agreed to by the parties, but in no event shall the payment under this Section 4(d) exceed $150,000.

         (e) Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing Executive's duties under this Agreement that are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements applicable generally with respect to reporting and documentation of such expenses.

         (f) Relocation. Executive agrees to relocate his residence to a location reasonably proximate to the Company's headquarters in Omaha, Nebraska as soon as reasonably practicable following the Effective Date. In connection with the relocation, Executive will be entitled to the relocation benefits available to senior executives of the Company, but no event will reimbursement of real estate commissions on the sale of Executive's home be in excess of $160,000.

         (g) Standard Executive Benefits Package. Executive shall be entitled during the Employment Period to participate, on the same basis as other executives of the Company, in the Company's Standard Executive Benefits Package. The Company's "Standard Executive Benefits Package" means those benefits (including insurance and other benefits, but excluding, except as hereinafter provided in
               Section 6, any severance pay program or policy of the Company) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board. Notwithstanding the foregoing, Executive shall be entitled to four weeks of paid vacation per calendar year.

         (h) Professional Fees. The Company shall be responsible for the payment of Executive's legal fees and costs (and related disbursements) incurred in connection with Executive's initial employment and matters relating to the negotiation and execution of this Agreement, in an amount not to exceed $15,000.

         (i) Change in Control Compensation. Notwithstanding anything to the contrary contained herein, Executive shall be entitled to the compensation provided in the Change in Control Severance Compensation Agreement, attached hereto as Exhibit B (the "Change in Control Agreement"), pursuant to the terms stated in such agreement.

         (j) Additional Compensation/Benefits. Any compensation or benefits to be provided to Executive during the Employment Period other than as set forth in this Agreement, including, without limitation, any future grant of stock options or other equity awards, shall be determined by the Board in its sole discretion.

 5.      Employment Period.

         (a) Except as hereinafter provided, the Employment Period shall commence on the Effective Date and shall continue until, and shall end upon, the fourth anniversary of the Effective Date (the "Initial Employment Period").

         (b) On the fourth anniversary of the Effective Date and on each anniversary thereafter, unless the Employment Period shall have ended pursuant to Section 5(c) below or the Company shall have given Executive 30 days written notice that the extension provision in this sentence shall not apply, the Employment Period shall be extended for an additional year.

         (c) Notwithstanding (a) or (b) above, the Employment Period shall end early upon the first to occur of any of the following events:

               (i)    Executive's death;

               (ii) the Company's termination of Executive's employment on account of Disability;

               (iii) the Company's termination of Executive's employment for Cause (a "Termination for Cause");

               (iv) the Company's termination of Executive's employment without Cause (a "Termination without Cause");

               (v) Executive's termination of Executive's employment for Good Reason (a "Termination for Good Reason"); or

               (vi) Executive's termination of Executive's employment for any reason other than Good Reason (a "Voluntary Termination").

 6.      Post-Employment Period Payments.

         (a) At the end of the Employment Period for any reason, Executive shall cease to have any rights to salary, bonus, expense reimbursements or other benefits and Executive shall be entitled to (i) any Base Salary which has accrued but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and any unexpired vacation days which have accrued under the Company's vacation policy but are unused, as of the end of the Employment Period, (ii) any plan benefits which by their terms extend beyond termination of Executive's employment (but only to the extent provided in any such benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in Section 6, any severance pay program or policy of the Company) and (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"). In addition, Executive shall be entitled to the additional benefits and amounts described in the succeeding subsections of this Section 6, in the circumstances described in such subsections.

         (b) If the Employment Period ends pursuant to Section 5 hereof on account of Executive's death, Disability or Voluntary Termination, or on account of a Termination for Cause, the Company shall make no further payments to Executive except as contemplated in subsection (a) above.

         (c) If the Employment Period ends early pursuant to Section 5 hereof on account of a Termination without Cause or a Termination for Good Reason, Executive shall be entitled to the following:

               (i) a lump sum payment equal to Executive's bonus for the quarter in which the Employment Period ends; provided, however, that if such Termination without Cause or Termination for Good Reason occurs at any time during fiscal year 2005, this Section 6(c) shall not apply and Executive shall not be entitled to any portion of the bonus for fiscal year 2005;

               (ii) a lump sum payment equal to two times the sum of (A) Executive's Base Salary at the time of such termination, plus (B) the Bonus Amount in effect at the time of such termination; and

               (iii) Executive shall be entitled to continue to participate, on the same basis as active employees participate in such plans, in the Company's medical and dental plans until the earlier of (A) Executive's eligibility for any such coverage under another employer's or any other medical or dental insurance plans or (B) two years from the date of termination of Executive's employment. In the event that participation in any such plan is barred, the Company shall reimburse Executive on a monthly basis for any premiums paid by Executive to obtain benefits (for Executive and his dependents) equivalent to the benefits he is entitled to receive under the Company's benefit plans. Executive agrees that the period of coverage under such plans (or the period of reimbursement if participation is barred) shall count against the plans' obligation to provide continuation coverage pursuant to COBRA.

         (d) Notwithstanding the provisions of Section 6(c), no payments shall be made under Section 6(c) if Executive declines to sign and return a Release Agreement or revokes such Release Agreement within the time provided therein. The Company shall make all payments required to be made under Section 6(c) within 30 days of the end of any revocation period relating to such Release Agreement.

         (e) Except as provided in Section 6(c)(iii) above, Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

         (f) Notwithstanding any other provision of this Agreement, no payment will be made pursuant to this Agreement if Executive is entitled to, and receives, payments or other benefits pursuant to the Change in Control Agreement.

 7.      Competitive Activity; Confidentiality; Nonsolicitation.

         (a) Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive's duties to the Company during the Employment Period, Executive will be brought into frequent contact, either in person, by telephone or through the mails, with existing and potential customers of the Company. Executive also agrees that trade secrets and confidential information of the Company, more fully described in Section 7(j) of this Agreement, gained by Executive during Executive's association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the business of the Company that Executive not compete with the Company during the Employment Period and not compete with the Company for a reasonable period thereafter, as further provided in the following subsections.

         (b) Covenants During the Employment Period. During the Employment Period, Executive will not compete with the Company anywhere within the United States. In accordance with this restriction, but without limiting its terms, during the Employment Period, Executive will not:

               (i) enter into or engage in any business which competes with the business of the Company;

               (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the business of the Company;

               (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

               (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of the Company.

         (c) Covenants Following Termination. For a period of one year following the termination of Executive's employment for any reason, Executive will not:

               (i) enter into or engage in any business which competes with the Company's business within the Restricted Territory (as defined in Section 7(g));

               (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company's business within the Restricted Territory;

               (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

               (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company's business within the Restricted Territory.

         (d) Indirect Competition. For the purposes of Sections 7(b) and 7(c), but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive's own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation or the owner of the interests in any other entity, in which Executive or Executive's spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock or other ownership interests.

         (e) The Company. For purposes of this Section 7, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company.

         (f) The Company's Business. For the purposes of Sections 7(b), 7(c), 7(k) and 7(l), the Company's business is defined to be the development and sale of software products that facilitate electronic payments, as further described in any and all manufacturing, marketing and sales manuals and materials of the Company as the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily suitable for any such described products and services.

         (g) Restricted Territory. For the purposes of Section 7(c), the Restricted Territory shall be defined as and limited to:

               (i) the geographic area(s) within a 100 mile radius of any and all Company location(s) in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive's employment and at any time during the one (1) year period prior to such termination; and

               (ii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive's employment and at any time during the one (1) year period prior to such termination.

         (h) Extension. If it shall be judicially determined that Executive has violated any of Executive's obligations under Section 7(c), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

         (i) Non-Solicitation. For a period of two years following the termination of Executive's employment for any reason, Executive will not directly or indirectly solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its parent, or its other subsidiary, affiliated or related companies to terminate their employment, representation or other association with the Company and/or its parent or its other subsidiary, affiliated or related companies.

         (j)   Further Covenants.

               (i) Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after Executive's employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive's duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, including without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company's unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive's mind or memory and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive's employment with the Company (except in the course of performing Executive's duties and obligations to the Company) or after the termination of Executive's employment shall constitute a misappropriation of the Company's trade secrets.

               (ii) Executive agrees that upon termination of Executive's employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 7(j)(i) of this Agreement. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

         (k)   Discoveries and Inventions; Work Made for Hire.

               (i) Executive hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of Executive's rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Executive while in the Company's employ, whether in the course of Executive's employment with the use of the Company's time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company's business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during Executive's employment and made, conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of Executive's employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company's time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to the Company, at any time during or after Executive's employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

               (ii) Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, "items"), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive's employment with the Company shall be considered a "work made for hire" and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., "(creation date) [Company Name], All Rights Reserved," and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

         (l) Communication of Contents of Agreement. During Executive's employment and for one (1) year thereafter, Executive will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which Executive intends to be employed by, associated with, or represent.

         (m) Relief. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive's obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 7(b), 7(c), 7(d), 7(h), 7(i), 7(j), 7(k) and 7(l) of
               this Agreement, without the necessity of proof of actual damage.

         (n) Reasonableness. Executive acknowledges that Executive's obligations under this Section 7 are reasonable in the context of the nature of the Company's business and the competitive injuries likely to be sustained by the Company if Executive was to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

 8.      Definitions.

         (a) "Base Period" means the two most recent fiscal years of the Company ending prior to the date of Executive's termination of employment; provided, however that if Executive was not an employee of the Company (or a Predecessor Entity or a Related Entity, as such terms are defined in Section 8 hereof) at any time during one of such two fiscal years, the Base Period is the one fiscal year of such two-fiscal year period during which Executive performed personal services for the Company or a Predecessor Entity or a Related Entity.

         (b) "Bonus Amount" means the quotient of (i) the total of the annual bonus amounts described in Section 4(b) of this Agreement received by Executive during the fiscal year or years comprising the Base Period, divided by (ii) the number of the Company's fiscal years in the Base Period.

         (c) "Cause" means the occurrence of any of the following events prior to the termination of the Employment Period:

               (i) Executive's conviction of a felony involving moral turpitude;

               (ii) Executive's serious, willful gross misconduct or Executive's repeated failure or refusal to perform or observe Executive's material duties, responsibilities and obligations as an employee or officer of the Company for reasons other than Disability, if such misconduct, failure or refusal continues ten days following written notice thereof by the Company to Executive identifying the same and specifying that Executive's employment may be terminated if the same continues;

               (iii) Executive's breach of any provision of Section 7 of this Agreement, which is not cured within three days after written notice thereof to Executive; or

               (iv) Executive's violation of any provision of the Company's Code of Business Conduct and Ethics or the Company' Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as the same may be amended from time to time.

               For purposes of this Agreement, any termination of Executive's employment by the Company for Cause shall be authorized by a vote of at least a majority of the non-employee members of the Board. No termination for Cause shall take effect until the expiration of the correction period, if any, described above and the determination by a majority of the non-employee members of the Board that Executive has failed to correct the act or failure to act.

         (d)   "Code" means the Internal Revenue Code of 1986, as amended.

         (e) "Disability" means, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been unable, with or without a reasonable accommodation, to perform his duties with the Company on a full-time basis for six months and, within 30 days after a written notice of termination of employment is thereafter given by the Company, Executive shall not have returned to the full-time performance of Executive's duties.

         (f) "Good Reason" means a material adverse change in Executive's title, duties, authority or reporting relationship, without Executive's consent, excluding any inadvertent change that is remedied by the Company promptly after receipt of a written notice thereof from Executive or any other material breach of this Agreement that is not remedied by the Company promptly after receipt of a written notice thereof from Executive; provided, however, that during the two year period following a Change in Control (as such phrase is defined in the Change in Control Agreement), no Good Reason for termination shall have occurred under this Agreement unless Good Reason for termination exists under the terms of the Change in Control Agreement.

         (g) "Predecessor Entity" is any entity which, as a result of a merger, consolidation, purchase or acquisition of property or stock, corporate separation, or other similar business transaction transfers some or all of its employees to the Company or to a Related Entity or to a Predecessor Entity of the Company.

         (h) "Related Entity" includes any entity treated as a single employer with the Company in accordance with subsections (b), (c), (m) and (o) of Code Section 414.

         (i) "Release Agreement" means an agreement, substantially in a form approved by the Company, pursuant to which Executive releases all current or future claims, known or unknown, arising on or before the date of the release against the Company, its subsidiaries and its officers.

 9.      Certain Additional Payments by the Company.

         (a) Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement becomes operative and it is determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 9 and Annex A) or distribution by the Company or any of its affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code
               (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment will be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.

         (b) The obligations set forth in Section 9(a) will be subject to the procedural provisions described in Annex A.

10. Executive Representations. Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

11.      Survival. Subject to any limits on applicability contained therein,
         Section 7 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.

12. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

                  Notices to Executive:

                           Philip G. Heasley
                           c/o Transaction Systems Architects, Inc.
                           224 South 108th Avenue
                           Omaha, NE  68154

                  Notices to the Company:

                           Transaction Systems Architects, Inc.
                           224 South 108th Avenue
                           Omaha, NE  68154
                           Attn: General Counsel

         or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

16. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

17. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company's assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

18. Choice of Law. This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Nebraska.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20. American Jobs Creation Act. Notwithstanding anything to the contrary in this Agreement, in the event that it is determined that any payment to be made under this Agreement is considered "nonqualified deferred compensation" subject to Section 409A of the American Jobs Creation Act of 2004, payment under this Agreement will be delayed for six months following termination of employment.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                         Transaction Systems Architects, Inc.



                                         By:    /s/ Dennis P. Byrnes
                                            ------------------------------------
                                         Name:  Dennis P. Byrnes
                                         Title: Senior Vice President and
                                                  General Counsel


                                                /s/ Philip G. Heasley
                                         ---------------------------------------
                                         Executive





















Annex A - Procedural provisions regarding the Gross Up Payment

Exhibit A - Stock Option Agreement (2005 Equity and Performance Incentive Plan) Exhibit B - Change in Control Severance Compensation Agreement

                                                                         Annex A


                    Excise Tax Gross-Up Procedural Provisions


(1) Subject to the provisions of Paragraph 5, all determinations required to be made under Section 9 and Annex A, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the "National Firm") selected by Executive in Executive's sole discretion. Executive will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the date of termination of Executive's employment, if applicable, and any such other time or times as may be requested by the Company or Executive. If the National Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive within five business days after receipt of such determination and calculations with respect to any Payment to Executive. If the National Firm determines that no Excise Tax is payable by Executive with respect to any material benefit or amount (or portion thereof), it will, at the same time as it makes such determination, furnish the Company and Executive with an opinion that Executive has substantial authority not to report any Excise Tax on Executive's federal, state or local income or other tax return with respect to such benefit or amount. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Paragraph 5 and Executive thereafter is required to make a payment of any Excise Tax, Executive will direct the National Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

(2) The Company and Executive will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Paragraph 1. Any determination by the National Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive.

(3) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by Executive. Executive will report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of Executive's federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the National Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction.

(4) The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by Paragraph 1 will be borne by the Company. If such fees and expenses are initially paid by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of Executive's payment thereof.

(5) Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which Executive gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

     (a) provide the Company with any written records or documents in Executive's possession relating to such claim reasonably requested by the Company;

     (b) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

     (c) cooperate with the Company in good faith in order effectively to contest such claim; and

     (d) permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Paragraph 5, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Paragraph 5 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Executive may participate therein at Executive's own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(6) If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph 5, Executive receives any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of Paragraph 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph 5, a determination is made that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to Executive pursuant to Section 9 and this Annex A.

                                                                       Exhibit A


      Stock Option Agreement (2005 Equity and Performance Incentive Plan)







                [Intentionally omitted -- filed as Exhibit 10.2
             to the Current Report on Form 8-K filed March 10, 2005]

                                                                       Exhibit B


               Change in Control Severance Compensation Agreement







                [Intentionally omitted -- filed as Exhibit 10.3
             to the Current Report on Form 8-K filed March 10, 2005]